Exhibit 99.1

Unum Therapeutics Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Update

- Advancing ATTCK-20-03 Phase 1 Trial in CD20+ Non-Hodgkin Lymphoma Toward Expansion Phase; Completing ATTCK-20-2 Study -

- Continued Dose Escalation of ATTCK-17-01 Trial in Multiple Myeloma -

- First Solid Tumor Trial, ATTCK-34-01, Initiated in HER2+ Advanced Cancers –

- Expanding Solid Tumor Pipeline with BOXR1030 Advancing as the First Product Candidate from the BOXR Platform –

- Extended Cash Runway into Early 2021 -

CAMBRIDGE, MA, March 28, 2019 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on the development of cellular immunotherapies to treat cancer based on its novel T cell technology platforms, today reported financial results and provided a corporate update for the full year ended December 31, 2018, and recent activities.

“2018 was an important year for Unum as we brought the company public and continued to innovate in cell therapy with the advancement of our ACTR platform and the development of our new BOXR platform,” said Chuck Wilson, President and CEO of Unum. “We have demonstrated proof of concept with the ACTR approach and see a clear path to further evaluating differentiated, potentially best-in-class product candidates designed to address continued patient needs. We are building out our solid tumor pipeline and have initiated our first solid tumor clinical trial, ATTCK-34-01, and selected BOXR1030 as our first product candidate from the BOXR platform. In 2019, we look forward to reporting data from all of our ongoing trials that will help determine next steps for our efforts in non-Hodgkin lymphoma, multiple myeloma, and solid tumors.”

Recent Highlights

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Continuing Dose Escalation in ATTCK-20-03 Phase I Trial: At the 2018 American Society of Hematology (ASH) Annual Meeting in December, Unum presented preliminary results from the first two dose levels of its ongoing Phase 1 study of ACTR707 in combination with rituximab in patients with relapsed/refractory CD20+ B cell non-Hodgkin lymphoma (r/r NHL). These data demonstrated that three of the six patients treated at Dose Level 1 (25 MM ACTR+ T cells) and one of three patients treated at Dose Level 2 (40 MM ACTR+ T cells) achieved a complete response. Enrollment and dose-limiting toxicity (DLT) assessments at Dose Level 3 (55 MM ACTR+ T cells) have since been completed, and enrollment at Dose Level 4 (80 MM ACTR+ T cells) has initiated. Through the first three cohorts, no DLTs and no severe adverse events of cytokine release syndrome (CRS) or neurologic events have been observed. Following completion of the dose escalation phase of the trial, Unum plans to initiate a cohort expansion at the preliminary recommended Phase 2 dose of ACTR707 in the second half of 2019.

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Completed Enrollment of ATTCK-20-2 Phase I Trial: Following the decision in 2018 to prioritize ACTR707 for future development in r/r NHL, Unum has completed enrollment in the ATTCK-20-2 study, a Phase I clinical trial evaluating safety and anti-lymphoma activity of ACTR087 in combination with rituximab in patients with r/r NHL. Unum plans to report data on all enrolled patients from ATTCK-20-2 at the end of 2019. These data will inform other ACTR programs, specifically ATTCK-17-01, a Phase I trial of ACTR087 in combination with SEA-BCMA.

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Continuing Dose Escalation with ATTCK-17-01 Phase I Trial: At the 2018 ASH Annual Meeting in December, Unum presented data from the initial cohorts of the ongoing Phase 1 ATTCK-17-01 study, testing ACTR087 in combination with SEA-BCMA (an investigational monoclonal antibody targeting B cell maturation antigen, or BCMA) in patients with relapsed/refractory multiple myeloma (r/r MM). In the first three cohorts, no DLTs and no severe adverse events of CRS or neurologic events were observed. Having cleared cohorts with very low levels of SEA-BCMA antibody administered, dose escalation is continuing now at doses of SEA-BCMA that may be expected to have pharmacological activity based upon preclinical studies. Enrollment at Dose Level 4 (30 MM ACTR+ T cells and 2.0 mg/kg SEA-BCMA) is ongoing. In subsequent dose cohorts, the dose of both ACTR087 and SEA-BCMA will be explored. Unum expects to continue to enroll and dose patients through the dose escalation phase of the trial and to report data from multiple dose cohorts in the second half of 2019.

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Initiated ATTCK-34-01 Phase I Trial in Solid Tumors: Unum announced that it has initiated ATTCK-34-01, a Phase 1, multicenter, single-arm, open-label dose escalation study evaluating ACTR T cells in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers. This is Unum’s first ACTR T cell study in solid tumors. The primary study objectives are to assess the safety and tolerability of the combination, and to define dose recommendations for further development. Additional objectives include assessment of anti-tumor activity, ACTR T cell persistence, and trastuzumab pharmacokinetics. Unum plans to report initial clinical data from the ongoing dose escalation at the end of 2019.

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Initiated Preclinical Development of the First Product Candidate from the BOXR Platform: In November 2018, Unum announced its new Bolt-On Chimeric Receptor technology platform (BOXR), which improves T cell functionality by countering immunosuppression in solid tumor cancers. Unum presented preclinical data at the 2018 Society for Immunotherapy of Cancer meeting demonstrating the ability to significantly improve the activity of both ACTR- and CAR-targeted engineered T cells in immunosuppressive solid tumors. Unum has subsequently nominated BOXR1030 as the first product candidate from this platform and has initiated IND-enabling preclinical studies and plans to present additional information regarding BOXR1030 in the second half of 2019. BOXR1030 consists of a T cell co-expressing a glypican-3 (GPC3)-directed CAR and an undisclosed metabolism-enhancing bolt-on transgene. GPC3 is a well-known oncofetal antigen selectively expressed in a variety of tumor types including certain liver and lung cancers.

Fourth Quarter 2018 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the fourth quarter ended December 31, 2018 was $3.8 million, compared to $2.1 million in the same period of 2017. The increase reflects the recognition of a portion of the $25.0 million upfront payment received from Seattle Genetics under Unum’s collaboration agreement as well as reimbursements of research and development costs attributed to the ATTCK-17-01 study.

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R&D Expenses: Research and development expenses were $10.8 million for the fourth quarter ended December 31, 2018, compared to $7.6 million for the same period of 2017. The increase reflects higher clinical trial costs for the active Phase I clinical trials, as well as increased personnel-related costs, materials and facility-related costs related to scaling manufacturing processes, and increased consultant costs to support these activities.

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G&A Expenses: General and administrative expenses for the fourth quarter ended December 31, 2018, were $2.0 million, compared to $1.4 million for the same period of 2017. The increase is primarily due to expenses around operating as a public company and higher personnel related costs.

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Net Loss: Net loss attributable to common stockholders was $8.6 million, or $0.29 per share, for the fourth quarter ended December 31, 2018, and $6.7 million, or $0.66 per share, for the same period of 2017.

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Cash, Cash Equivalents and Marketable Securities: As of December 31, 2018, Unum had cash, cash equivalents, and marketable securities of $78.6 million. Total cash burn for 2018, net of IPO related costs, was $36.3 million. Today, Unum updated its cash runway and now anticipates that its existing cash, cash equivalents, and marketable securities will fund operating expenses and capital expenditure requirements into early 2021.

Investor Call and Webcast Information

Unum will host a live conference call and webcast today, March 28, 2019, at 8:00 a.m. ET, to discuss these financial results and company updates. To access the call, please dial 866-300-3411 (domestic) or 636-812-6658 (international) and refer to conference ID number 8169027. A webcast will be available at https://investors.unumrx.com/ at least 10 minutes before the event begins. The archived webcast will be available at the same location approximately two hours after the event and will be archived for 90 days.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company providing potentially curative T cell therapies to treat a broad range of cancer patients. Unum’s novel proprietary technologies include Antibody-Coupled T cell Receptor (ACTR), a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types, and Bolt-On Chimeric Receptor (BOXR), an approach for improving T cell functionality in solid tumor cancer applications. Unum has four product candidates currently in Phase I clinical testing, including ACTR707 used in combination with rituximab in adult patients with r/r NHL; ACTR087 used in combination with the novel antibody SEA-BCMA in r/r multiple myeloma; and ACTR707 used in combination with trastuzumab in adult patients with HER2+ advanced cancer. The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements. Statements in this press release about our future expectations, plans and prospects, including projections regarding future revenues and financial performance, our long-term growth, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates, including the lead ACTR product candidates and the BOXR platform and product candidates, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Arleen Goldenberg, 202-930-4762

agoldenberg@vergescientific.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017
Collaboration revenue	$9,734	$8,360

Operating expenses:
Research and development	38,285	29,832
General and administrative	7,454	4,680

Total operating expenses	45,739	34,512

Loss from operations	(36,005)	(26,152)

Other income (expense):
Interest income	1,153	386
Other income, net	320	274

Total other income, net	1,473	660

Net loss	(34,532)	(25,492)
Accretion of redeemable convertible preferred stock to redemption value	(16)	(65)

Net loss attributable to common stockholders	$(34,548)	$(25,557)

Net loss per share attributable to common stockholders, basic and diluted	$(1.39)	$(2.51)

Weighted average common shares outstanding, basic and diluted	24,895,670	10,191,807

UNUM THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEET DATA

(unaudited)

(in thousands)

	December 31, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$78,594	$40,961
Working capital	56,057	31,189
Total assets	85,927	49,115
Redeemable convertible preferred stock	—	77,151
Total stockholders’ equity (deficit)	60,234	(48,846)